Exhibit 99.1

Contact:

Investors:	Media:
Naomi Eichenbaum	Nivi Nehra
Vice President, Investor Relations	Vice President, Corporate Communications
888-969-7879	888-969-7879
IR@travere.com	mediarelations@travere.com
Travere Therapeutics Reports First Quarter 2023 Financial Results

FILSPARI™(sparsentan) granted accelerated approval by FDA for the reduction of proteinuria in IgA nephropathy (IgAN) on February 17th, 2023; commercial launch underway
Total net product sales of $50.3 million for the first quarter of 2023, including $3.0 million for FILSPARI

SAN DIEGO, May 4, 2023 – Travere Therapeutics, Inc. (NASDAQ: TVTX) today reported its first quarter 2023 financial results and provided a corporate update.
•On February 17, 2023, the U.S. Food and Drug Administration (FDA) granted accelerated approval to FILSPARI™ (sparsentan) to reduce proteinuria in adults with primary IgAN at risk of rapid disease progression, generally a urine protein-to-creatinine ratio (UPCR) ≥1.5 g/g
•Review decision by the European Medicines Agency (EMA) on the potential approval of the Conditional Marketing Authorization (CMA) application for sparsentan for the treatment of IgAN in Europe expected in second half 2023
•Net product sales of FILSPARI totaled $3.0 million for the first quarter of 2023
•Total revenue for the first quarter of 2023 was $57.0 million, consisting of $50.3 million in net product sales and $6.7 million in licensing and collaboration revenue
•Cash, cash equivalents, and marketable securities, as of March 31, 2023, totaled $561.5 million, including net proceeds of $216.0 million from a common stock offering completed in the first quarter, as well as the Company’s payment of a $23 million milestone related to the approval of FILSPARI
“We began the new year with the first FDA approval from our rare disease pipeline. The accelerated approval of FILSPARI marks the first and only non-immunosuppressive treatment indicated for the reduction of proteinuria in patients with IgAN and we are very pleased with the progress in the first quarter, which represents the first six weeks of the commercial launch,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “Our field team started to engage with nephrologists on the next business day following the approval, and within the first two weeks, FILSPARI was available and had been shipped to the first patient. We continue to receive positive feedback from the IgAN community that further supports our confidence in the potential for FILSPARI to ultimately become the future foundational treatment for patients with IgAN. As we look ahead, we are focused on continued progress with the FILSPARI launch, as well as achieving additional development and regulatory milestones as we continue to advance our pipeline throughout the year.”
Financial Results for the Quarter Ended March 31, 2023
Net product sales for the first quarter of 2023 were $50.3 million, compared to $46.4 million for the same period in 2022. The increase is primarily attributable to the first reported sales of FILSPARI and growth in sales of the bile acid portfolio.
Research and development (R&D) expenses for the first quarter of 2023 were $59.9 million, compared to $56.6 million for the same period in 2022. The difference is largely attributable to the continued advancement of the Company’s sparsentan and pegtibatinase clinical programs, including clinical trial expenses, manufacturing, and increased headcount. On a non-GAAP adjusted basis, R&D expenses were $53.0 million for the first quarter of 2023, compared to $53.2 million for the same period in 2022.
Selling, general, and administrative (SG&A) expenses for the first quarter of 2023 were $72.2 million, compared to $46.8 million for the same period in 2022. The difference is largely attributable to the onboarding of the FILSPARI field team and supporting staff, as well as launch related activities following the accelerated approval of FILSPARI in February 2023. On a non-GAAP adjusted basis, SG&A expenses were $55.8 million for the first quarter of 2023, compared to $35.0 million for the same period in 2022.
Total other income, net, for the first quarter of 2023 was $0.8 million, compared to total other expense, net, of $9.8 million for the same period in 2022. The difference is largely attributable to changes in interest expense and a loss on early extinguishment of debt related to the Company’s convertible note transactions effected in March 2022.
Net loss for the first quarter of 2023 was $86.3 million, or $1.27 per basic share, compared to a net loss of $76.0 million, or $1.20 per basic share for the same period in 2022. On a non-GAAP adjusted basis, net loss for the first quarter of 2023 was $56.2 million, or $0.82 per basic share, compared to a net loss of $51.6 million, or $0.82 per basic share for the same period in 2022.

As of March 31, 2023, the Company had cash, cash equivalents, and marketable securities of $561.5 million. This includes net proceeds of approximately $216 million from a common stock offering completed in March 2023, as well as a $23 million milestone payment made to Ligand Pharmaceuticals as a result of the accelerated approval of FILSPARI in February 2023.
Program Updates
FILSPARI™ (sparsentan) – IgAN
•On February 17, 2023, the U.S. FDA granted accelerated approval to FILSPARI to reduce proteinuria in adults with primary IgAN at risk of rapid disease progression, generally a urine protein-to-creatinine ratio (UPCR) ≥1.5 g/g. The approval of FILSPARI is based on clinically meaningful and statistically significant improvements in proteinuria compared to irbesartan, an active comparator, in the pivotal and ongoing Phase 3 PROTECT Study, the largest head-to-head interventional study to date in IgAN.
•FILSPARI became commercially available the week of February 27, 2023. In the first six weeks since approval, commercial progress with the launch has resulted in:
◦Net product sales of $3.0 million
◦146 new patient start forms (PSFs) received
•In April 2023, the interim analysis of efficacy and safety data from the ongoing pivotal, Phase 3 PROTECT Study evaluating FILSPARI in adults with IgAN were published in The Lancet. Select new data from the interim analysis included:
◦During the double-blind treatment period, a significantly greater proportion of patients on FILSPARI achieved complete remission (urine protein excretion <0.3 g/day) and partial remission (urine protein excretion <1.0 g/day) of proteinuria compared to patients on irbesartan. Complete remission at any time over the course of the double-blind treatment period occurred in 20.8% of participants in the FILSPARI group and 7.9% of participants in the irbesartan group (p=0.0005). 70.3% of participants in the FILSPARI group achieved partial remission, compared to 44.1% of participants in the irbesartan group (p<0.0001).
◦FILSPARI was well-tolerated with a clearly defined safety profile that has been consistent across all clinical trials conducted to date with treatment-emergent adverse events (TEAEs) comparable to irbesartan.
•In the second half of 2023, the Company together with its collaborator CSL Vifor, anticipates a review decision by the EMA on the potential approval of the CMA application for sparsentan for the treatment of IgAN in Europe. If approved, sparsentan would receive CMA in all member states of the European Union, as well as in Iceland, Liechtenstein, and Norway.
•In the fourth quarter of 2023, the Company expects to report topline results from the two-year confirmatory endpoints in the ongoing Phase 3 PROTECT Study, which are designed to support traditional approval of sparsentan in IgAN.
Sparsentan - FSGS
•In May 2023, the Company reported the topline primary efficacy results from the pivotal Phase 3 DUPLEX Study of sparsentan in focal segmental glomerulosclerosis (FSGS). At the end of the 108-week double-blind period, sparsentan was observed to have a 0.3 mL/min/1.73m2 per year (95% CI: -1.74, 2.41) favorable difference on eGFR total slope and a 0.9 mL/min/1.73m2 per year (95% CI: -1.27, 3.04) favorable difference on eGFR chronic slope compared to the active control irbesartan, which was not statistically significant. After 108 weeks of treatment, sparsentan achieved a mean reduction in proteinuria from baseline of 50%, compared to 32% for irbesartan. Results from the two-year analysis demonstrated that sparsentan was well-tolerated and has shown a comparable safety profile to irbesartan.
•The Company will engage with regulators to explore a potential path forward for a supplemental New Drug Application (sNDA) in the U.S. Together with its collaborator CSL Vifor, the Company also plans to engage with the EMA to determine the potential for a subsequent variation to the CMA of sparsentan for the treatment of FSGS, subject to a review decision on the pending application for CMA of sparsentan in IgA nephropathy.
Pegtibatinase (TVT-058) – HCU
The Company continues to advance pegtibatinase, a novel investigational enzyme replacement therapy with the potential to become the first disease-modifying therapy for people living with classical homocystinuria (HCU). Following positive results from the first five cohorts of the ongoing Phase 1/2 COMPOSE Study, the Company is evaluating pegtibatinase in a final planned cohort in the COMPOSE Study to further inform its potential pivotal development program.
•The Company anticipates reporting additional data from the final planned cohort in the ongoing Phase 1/2 COMPOSE Study in the second quarter of 2023.
•In parallel with completing the final cohort in the COMPOSE Study, the Company is preparing for the potential initiation of a pivotal Phase 3 clinical trial of pegtibatinase in patients with HCU in the second half of 2023.
Conference Call Information
Travere Therapeutics will host a conference call and webcast today, Thursday, May 4, 2023, at 4:30 p.m. ET to discuss company updates as well as first quarter 2023 financial results. To participate in the conference call, dial +1 (888) 256-1007 (U.S.) or +1 (323) 701-0225 (International), confirmation code 8370011 shortly before 4:30 p.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.

Use of Non-GAAP Financial Measures
To supplement Travere’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Travere’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Travere believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.
Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.
As used in this press release, (i) the historical non-GAAP net loss measures exclude from GAAP net loss, as applicable, stock-based compensation expense, amortization and depreciation expense, revaluation of business combination related contingent consideration and income tax; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families, and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop, and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com
About FILSPARI (sparsentan)
FILSPARI (sparsentan) is a once-daily, oral medication designed to selectively target two critical pathways in the disease progression of IgAN (endothelin-1 and angiotensin II) and is the first and only non-immunosuppressive therapy approved for the treatment of this condition. FILSPARI is a prescription medicine indicated to reduce proteinuria in adults with primary IgAN at risk of rapid disease progression, generally a UPCR ≥1.5 g/g.
FILSPARI (sparsentan) U.S. Indication
FILSPARI is an endothelin and angiotensin II receptor antagonist indicated to reduce proteinuria in adults with primary immunoglobulin A nephropathy (IgAN) at risk of rapid disease progression, generally a UPCR ≥1.5 g/g.
This indication is granted under accelerated approval based on reduction in proteinuria. It has not been established whether FILSPARI slows kidney function decline in patients with IgAN. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory clinical trial.
FILSPARI (sparsentan) Important Safety Information
BOXED WARNING: HEPATOTOXICITY AND EMBRYO-FETAL TOXICITY
Because of the risks of hepatotoxicity and birth defects, FILSPARI is available only through a restricted program called the FILSPARI REMS. Under the FILSPARI REMS, prescribers, patients and pharmacies must enroll in the program.
Hepatotoxicity
Some Endothelin Receptor Antagonists (ERAs) have caused elevations of aminotransferases, hepatotoxicity, and liver failure. In clinical studies, elevations in aminotransferases (ALT or AST) of at least 3-times the Upper Limit of Normal (ULN) have been observed in up to 2.5% of FILSPARI-treated patients, including cases confirmed with rechallenge.
Measure transaminases and bilirubin before initiating treatment and monthly for the first 12 months, and then every 3 months during treatment. Interrupt treatment and closely monitor patients who develop aminotransferase elevations more than 3x Upper Limit of Normal (ULN).
FILSPARI should generally be avoided in patients with elevated aminotransferases (>3x ULN) at baseline because monitoring for hepatotoxicity may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
Embryo-Fetal Toxicity
FILSPARI can cause major birth defects if used by pregnant patients based on animal data. Therefore, pregnancy testing is required before the initiation of treatment, during treatment and one month after discontinuation of treatment with FILSPARI. Patients who can become pregnant must use effective contraception before the initiation of treatment, during treatment, and for one month after discontinuation of treatment with FILSPARI.

Contraindications: FILSPARI is contraindicated in patients who are pregnant. Do not coadminister FILSPARI with angiotensin receptor blockers (ARBs), endothelin receptor antagonists (ERAs), or aliskiren.
Warnings and Precautions
•Hepatotoxicity:
Hepatotoxicity: Elevations in ALT or AST of at least 3-fold ULN have been observed. To reduce the risk of potential serious hepatotoxicity, measure serum aminotransferase levels and total bilirubin prior to initiation of treatment, monthly for the first 12 months, then every 3 months during treatment.
Advise patients with symptoms suggesting hepatotoxicity (nausea, vomiting, right upper quadrant pain, fatigue, anorexia, jaundice, dark urine, fever, or itching) to immediately stop treatment with FILSPARI and seek medical attention. If aminotransferase levels are abnormal at any time during treatment, interrupt FILSPARI and monitor as recommended.
Consider re-initiation of FILSPARI only when hepatic enzyme levels and bilirubin return to pretreatment values and only in patients who have not experienced clinical symptoms of hepatotoxicity.
Avoid initiation of FILSPARI in patients with elevated aminotransferases (>3x ULN) prior to drug initiation.
•Embryo-Fetal Toxicity: FILSPARI can cause fetal harm. Advise patients who can become pregnant of the potential risk to a fetus. Obtain a pregnancy test and advise patients who can become pregnant to use effective contraception prior to, during, and one month after discontinuation of FILSPARI treatment.
•FILSPARI REMS: FILSPARI is available only through a restricted program under a REMS called the FILSPARI REMS.
Important requirements include:
–Prescribers must be certified with the FILSPARI REMS by enrolling and completing training.
–All patients must enroll in the FILSPARI REMS prior to initiating treatment and comply with monitoring requirements.
–Pharmacies that dispense FILSPARI must be certified with the FILSPARI REMS and must dispense only to patients who are authorized to receive FILSPARI.
Further information is available at www.filsparirems.com or 1-833-513-1325.
Please see Full Prescribing Information for FILSPARI here
Forward-Looking Statements
This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track”, “positioned”, “look forward to”, "may", "might", "believes", "anticipates", "plans", "expects", "intends," “potential” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: expectations regarding the EMA’s review decision on and potential approval of sparsentan for IgAN during the second half of 2023 or at all; continued progress with the FILSPARI launch; the potential for FILSPARI to ultimately become the future foundational treatment for patients with IgAN; the timing and achievement of additional development and regulatory milestones; the advancement of the Company’s pipeline throughout the year; expectations regarding the future conduct of the ongoing PROTECT Study and timing for the topline eGFR endpoint analyses; references to the efficacy, safety and tolerability profile of sparsentan based on the preliminary data from the PROTECT Study interim analysis; references to the efficacy, safety and tolerability profile of sparsentan based on the topline data from the DUPLEX Study which is based on a preliminary analysis of the data and subject to more comprehensive analyses; the Company’s plan and timing for engaging with regulators to explore a potential path for a regulatory submission of sparsentan for FSGS; expectations regarding the future conduct of and timing for reporting additional data from the COMPOSE Study; the Company’s potential initiation of a pivotal Phase 3 trial of pegtibatinase in patients with HCU in the second half of 2023; and the potential for pegtibatinase to become the first disease modifying therapy for people living with HCU. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the regulatory review and approval process, including the traditional and Subpart H accelerated approval pathways in the United States and the CMA pathway in the European Union, as well as risks and uncertainties associated with the Company’s business and finances in general, success of its commercial products and risks and uncertainties associated with the Company's preclinical and clinical stage pipeline. Specifically, the Company faces risks associated with market acceptance of its commercial products including efficacy, safety, price, reimbursement and benefit over competing therapies, as well as risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI. The risks and uncertainties the Company faces with respect to its preclinical and clinical stage pipeline include risk that the Company's clinical candidates will not be found to be safe or effective and that current or anticipated future clinical trials will not proceed as planned. Specifically, the Company faces the risk that the Phase 3 PROTECT Study of sparsentan in IgAN will not demonstrate that sparsentan is safe or effective or serve as the basis for further approval of sparsentan as planned; the risk that the results from the Phase 3 DUPLEX Study of sparsentan in FSGS will not serve as a basis for a regulatory submission for approval of sparsentan for FSGS; the risk that sparsentan will not be approved further for efficacy, safety, regulatory or other reasons; and for each of the Company’s programs, risk associated with enrollment of clinical trials for rare diseases and risk that ongoing or planned clinical trials may not succeed or may be delayed or abandoned for safety, regulatory, program assessment or other reasons. There is no guarantee that the Company will be able to establish a pathway to a potential submission of sparsentan for FSGS based on the results from the DUPLEX Study, that the FDA and/or EMA will support an application for sparsentan in FSGS, or that sparsentan will be approved for FSGS.

There is no guarantee that the FDA will grant traditional approval of sparsentan for IgAN. There is also no guarantee that the results from the ongoing clinical study of pegtibatinase will be positive, or that the Company will be able to align with regulators on the design of, or ultimately proceed with, a pivotal program for pegtibatinase for HCU. The Company faces risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risk relating to the Company's dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, and technological changes that may limit demand for the Company's products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$161,376	$61,688
Marketable debt securities, at fair value	400,137	388,557
Accounts receivable, net	21,537	16,646
Inventory, net	6,712	6,922
Prepaid expenses and other current assets	15,142	12,624
Total current assets	604,904	486,437

Property and equipment, net	9,127	9,049
Operating lease right of use assets	20,289	21,000
Intangible assets, net	162,883	145,038
Other assets	11,028	11,061
Total assets	$808,231	$672,585

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,727	$17,290
Accrued expenses	85,766	95,742
Deferred revenue, current portion	10,975	11,976
Business combination-related contingent consideration, current portion	6,900	7,000
Operating lease liabilities, current portion	4,545	4,433
Other current liabilities	5,732	5,722
Total current liabilities	130,645	142,163
Convertible debt	375,974	375,545
Deferred revenue, less current portion	8,778	10,931
Business combination-related contingent consideration, less current portion	68,300	64,200
Operating lease liabilities, less current portion	26,326	27,510
Other non-current liabilities	9,068	9,385
Total liabilities	619,091	629,734

Stockholders' Equity:
Preferred stock $0.0001 par value; 20,000,000 shares authorized; 0 issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock $0.0001 par value; 200,000,000 shares authorized; 74,586,806, and 64,290,570 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	7	6
Additional paid-in capital	1,291,863	1,059,975
Accumulated deficit	(1,100,554)	(1,014,223)
Accumulated other comprehensive loss	(2,176)	(2,907)
Total stockholders' equity	189,140	42,851
Total liabilities and stockholders' equity	$808,231	$672,585
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Net product sales:
Bile acid products	$26,105	$25,075
Tiopronin products	21,174	21,368
FILSPARI	3,004	—
Total net product sales	50,283	46,443
License and collaboration revenue	6,710	2,044
Total revenue	56,993	48,487

Operating expenses:
Cost of goods sold	5,125	2,138
Research and development	59,913	56,611
Selling, general and administrative	72,245	46,788
Change in fair value of contingent consideration	6,756	9,080
Total operating expenses	144,039	114,617

Operating loss	(87,046)	(66,130)

Other income (expenses), net:
Interest income	3,646	278
Interest expense	(2,940)	(2,515)
Other income, net	87	26
Loss on extinguishment of debt	—	(7,578)
Total other income (expense), net	793	(9,789)

Loss before income tax provision	(86,253)	(75,919)

Income tax provision	(78)	(52)

Net loss	$(86,331)	$(75,971)

Per share data:
Basic and diluted net loss per common share	$(1.27)	$(1.20)
Basic and diluted weighted average common shares outstanding	68,174,099	63,132,841
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
GAAP operating loss	$(87,046)	$(66,130)

R&D operating expense	(59,913)	(56,611)

Stock compensation	4,481	3,168
Amortization & depreciation	2,394	286
Subtotal non-GAAP items	6,875	3,454
Non-GAAP R&D expense	(53,038)	(53,157)

SG&A operating expense	(72,245)	(46,788)

Stock compensation	9,283	5,018
Amortization & depreciation	7,152	6,806
Subtotal non-GAAP items	16,435	11,824
Non-GAAP SG&A expense	(55,810)	(34,964)

Change in fair value of contingent consideration	6,756	9,080
Subtotal non-GAAP items	30,066	24,358
Non-GAAP operating loss	$(56,980)	$(41,772)

GAAP net loss	$(86,331)	$(75,971)
Non-GAAP operating loss adjustments	30,066	24,358
Income tax provision	78	52
Non-GAAP net loss	$(56,187)	$(51,561)

Per share data:
Basic and diluted net loss per common share	$(0.82)	$(0.82)
Basic and diluted weighted average common shares outstanding	68,174,099	63,132,841

Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.